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                                                                    EXHIBIT 23.1

                    CONSENT OF INDEPENDENT REGISTERED PUBLIC
                                ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form F-3) and related Prospectus of Teekay LNG Partners L.P. for the registration of a maximum aggregate offering of $400,000,000 of common units and debt securities and to the incorporation by reference therein of our report dated February 21, 2006, with respect to the consolidated financial statements of Teekay LNG Partners L.P. included in its Annual Report (Form 20-F) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.




Vancouver, Canada,                                         /s/ Ernst & Young LLP
September 29, 2006                                         Chartered Accountants